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                                                                  EXECUTION COPY

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                                                          INVESTMENT NUMBER 2429



                           SHARE SALE, ASSIGNMENT AND
                              ASSUMPTION AGREEMENT



                                     BETWEEN


                       RANDGOLD RESOURCES (SOMISY) LIMITED

                                       AND

                        INTERNATIONAL FINANCE CORPORATION















                               DATED JULY 12, 2002


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                           SHARE SALE, ASSIGNMENT AND
                              ASSUMPTION AGREEMENT


         This SHARE SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this ("Agreement") is entered into on July 12, 2002, between RANDGOLD RESOURCES (SOMISY) LIMITED, a company organized and existing under the laws of the Jersey, Channel Islands ("Purchaser") and INTERNATIONAL FINANCE CORPORATION ("IFC"), an international organization established by Articles of Agreement among its member countries.


                                    ARTICLE I

                                 SALE PROVISIONS


         Section 1.01. On the terms and conditions of this Agreement, the Purchaser agrees to buy, and the IFC agrees to sell, fifty (50) Class "C" shares (the "Sale Shares"), each with a par value of 12,500 CFA Francs, in the capital of Societe des Mines de Syama S.A, a company organized under the laws of the Republic of Mali (the "Company"). The Purchaser shall pay IFC one Dollar (US$1.00) for all of the Sale Shares ("Sale Proceeds"), in immediately available funds, in the following account (the "Account"), as follows:

                  State Street Bank & Trust Co., Boston
                  ABA #011000028
                  Beneficiary Acct # (DDA) 34975607
                  FUND # C61V, IFC ESP
                  Reference: Somisy, # 2429 MLI- Sale of shares

         Section 1.02. IFC makes no representation or warranty with respect to the Company, including without limitation, with respect to the Company's legal status, organization, management, operations, financial condition or business prospects.

         Section 1.03. (a) The Purchaser shall pay the Sale Proceeds to the IFC on a date ("Closing Date") to be agreed but in any event before July 2, 2002.

         (b) On the Closing Date, upon confirmation of receipt in the Account of the Sale Proceeds in full, IFC shall with respect to the Sale Shares:

         (i) deliver or cause to be delivered to the Purchaser the share certificates representing the Sale Shares; and



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         (ii) instruct its authorized representative to sign on its behalf and deliver to the Purchaser instruments of transfer with respect to such Sale Shares for registration by the Company in its transfer book and register of shareholders, at the Purchaser's cost and expense.

                                   ARTICLE II

                 ASSIGNMENT AND ASSUMPTION OF SHAREHOLDER LOANS

         Section 2.01. (a) In consideration of the Purchaser's irrevocable undertaking to pay to IFC the amount set forth in Section 1.01 (the receipt of which IFC hereby acknowledges) and subject to the provisions of this Article II, IFC hereby assigns and transfers to the Purchaser, without recourse, absolutely, irrevocably and unconditionally, all of its rights, title and interest (whether accruing after or before the date hereof) in and to an Investment Agreement, between the Company and IFC, dated August 5, 1993 (the "Shareholder Loan Agreement") including, but not limited to, all rights and causes of action in respect of the Shareholder Loan Agreement (the "Assignment").

         (b) The Purchaser irrevocably, unconditionally and absolutely accepts the Assignment and assumes all of the transferable obligations of IFC and is entitled to exercise all of the rights of IFC under the Shareholder Loan Agreement.

         (c) The Company hereby expressly acknowledges and irrevocably and unconditionally accepts the Assignment in accordance with the terms and conditions of this Agreement.

         Section 2.02. The Assignment and the transfer of the rights and obligations pursuant to Section 2.01(a) above shall become effective on the Closing Date.

         Section 2.03. On the Closing Date, IFC shall provide the Purchaser with, and the Purchaser shall acknowledge receipt of, an original copy of each of the Shareholder Loan Agreement.

         Section 2.04. (a) The Company hereby acknowledges its notification of the assignment and transfer rights under the Shareholder Loan Agreement pursuant to the terms of this Agreement.

         (b) The Purchaser undertakes that it shall also notify any other relevant party, if any, of the assignment and transfer of rights under the Shareholder Loan Agreement by notification in accordance with applicable law and shall take any other action or measure necessary or required under the laws of the Republic of Mali to give effect to the

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assignment and transfer of rights under this Agreement. Furthermore, the
Purchaser shall be responsible for carrying out, at its own expense, all legal formalities which may be required in the Republic of Mali in connection with the execution and implementation of this Agreement.

         Section 2.05 IFC shall execute and provide such documents as may be reasonably required by the Purchaser to give effect to the Assignment.



                                   ARTICLE III

                            MISCELLANEOUS PROVISIONS


         Section 3.01. The Purchaser shall pay all taxes (other than any taxes on capital gains), duties, fees, or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of this Agreement and any documents related thereto; and shall reimburse IFC for any such taxes, duties, fees or other charges paid by IFC,other than legal fees which shall be for each party's own account.


         Section 3.02. Any notice or request required or permitted to be given or made under this Agreement to either of the parties hereto shall be in writing. Such notice or request shall be deemed to be duly given or made when it shall be delivered by hand, airmail or facsimile to the party to which it is addressed at such party's address specified below or at such other address as such party shall have designated by notice to the party giving such notice or making such request:


         For the Purchaser:

                  Randgold Resources (Somisy) Limited
                  La  Motte Chambers
                  La Motte Street
                  St Helier
                  Jersey
                  JE1 1BJ

                  Facsimile:  (011 44) 1534 735 5333
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         For IFC:

                  International Finance Corporation
                  2121 Pennsylvania Avenue, N.W.
                  Washington, D.C. 20433
                  United States of America

                  Facsimile: (202) 974-4322

                  Attn: Director, Mining Department


         Section 2.06. This Agreement is governed by, and shall be construed in accordance with, the laws of England.

         Section 3.07. This Agreement contains the entire agreement between the IFC and the Purchaser and there are no other terms, obligations, covenants, representations, statements, or conditions, oral or otherwise, of any kind or nature whatsoever.

         Section 3.08. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.








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         IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be executed as a deed, as of the day and year first above written.


                           Executed as a deed
                           By RANDGOLD RESOURCES (SOMISY) LIMITED



                           By:    /s/ D. Mark Bristow
                                  -----------------------------------
                           Name:  D. Mark Bristow
                                  -----------------------------------
                           Title: Authorized Representative


                           Executed as a deed
                           By  INTERNATIONAL FINANCE CORPORATION



                           By:    /s/ Sebastien Thiriez
                                  -----------------------------------
                           Name:  Sebastien Thiriez
                                  -----------------------------------
                           Title: Authorized Representative